UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Western Alliance Bancorporation

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WESTERN ALLIANCE BANCORPORATION

SUPPLEMENT TO OUR PROXY STATEMENT DATED APRIL 27, 2020

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 11, 2020

On April 15, 2020, the Board of Directors (the “Board”) of Western Alliance Bancorporation (the “Company”) approved, subject to stockholder approval, the amendment and restatement of its 2005 Incentive Plan (the “Incentive Plan”).  On or about April 27, 2020, the Company made available a proxy statement (as supplemented on May 7, 2020, the “Proxy Statement”) and mailed notice thereof to its stockholders, describing the matters to be voted on at the Annual Meeting of Stockholders to be held on June 11, 2020 (the “Annual Meeting”), including a proposal to amend the Incentive Plan to increase the number of shares reserved for issuance by 1,680,000 shares, from 10,500,000 to 12,180,000, to extend the term of the Incentive Plan to April 15, 2030, to ratify the 2016 amendment to the Incentive Plan providing for a cap on director equity compensation, and to make certain other administrative changes (“Proposal 3”).

After making the Proxy Statement available to stockholders, the Company was informed by Institutional Shareholder Services (“ISS”) that Proposal 3 received an unfavorable recommendation in part because the shareholder value transfer (“SVT”) for the proposed amended and restated Incentive Plan, as determined by ISS using its proprietary model, is greater than the benchmark calculated by ISS.  A component of the ISS model for SVT is the number of additional shares of common stock requested to be authorized under a plan amendment proposal such as Proposal 3.

Although the Company disagrees with the ISS recommendation, it has decided to reduce the number of shares by which the shares reserved for issuance under the Incentive Plan would be increased if Proposal 3 is approved and, thereby, reduce the SVT of the proposed amended and restated Incentive Plan.  Accordingly, on June 1, 2020, the Board approved the amendment of the Incentive plan, subject to stockholder approval, to change the number of shares reserved for issuance thereunder to 11,800,000 instead of 12,180,000 (an increase of 1,300,000 shares instead of 1,680,000 shares).  The Board made no other changes to the Incentive Plan.

As a result of the Board’s action, if Proposal 3 is approved, the 2005 Plan will be amended to increase the number of shares reserved for issuance thereunder from 10,500,000 to 11,800,000, to extend the term thereof to April 15, 2030, to ratify the 2016 amendment to the Incentive Plan providing for a cap on director equity compensation, and to make the administrative changes contemplated under the Proxy Statement. Except as set forth herein, there are no changes to Proposal 3.

The complete text of the Incentive Plan, as proposed to be amended and restated, is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 1, 2020 with the Securities and Exchange Commission, a free copy of which may be obtained at the SEC’s website, www.sec.gov.

Any vote “FOR” or “AGAINST” Proposal 3 using the proxy card or by the Internet site or telephone number made available previously by the Company to stockholders, or using the voting instruction card or by the Internet site or telephone number made available previously to beneficial owners by a broker, bank or other nominee, will be counted as a vote “FOR” or “AGAINST” Proposal 3, as revised as described above.  If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date or by the Internet, by telephone, by mail (if permitted by a broker, bank or other nominee), by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Proxy Statement.  If any stockholder would like a new proxy card, he or she should contact the Company’s transfer agent, Computershare, at 1-800-736-3001.  If any stockholder has any questions, he or she should contact Dale Gibbons, Vice Chairman and Chief Financial Officer, at 602-952-5476.

This Supplement to the Proxy Statement is first being made available to stockholders on or about June 1, 2020 and should be read together with the Proxy Statement.  The information contained in this Supplement to the Proxy Statement modifies and supersedes any inconsistent information contained in the Proxy Statement.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.